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Pricing Supplement dated August 2, 2005 	                  Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                     File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	               TOYOTA MOTOR CREDIT CORPORATION

                 Medium-Term Note, Series B - Fixed Rate

________________________________________________________________________________


Principal Amount:  $250,000,000		   Trade Date:  August 2, 2005
Issue Price: See "Additional Terms of 	   Original Issue Date: August 9, 2005
  the Notes - Plan of Distribution"        Net Proceeds to Issuer:  $249,810,000
Interest Rate: 4.40% per annum		   Principal's Discount or
Interest Payment Dates: Each April 1 and     Commission: See "Additional Terms
  October 1, commencing April 1, 2006	     of the Notes - Plan of
Stated Maturity Date: October 1, 2008	     Distribution"

________________________________________________________________________________


Day Count Convention:
  [X]  30/360 for the period from August 9, 2005 to October 1, 2008
  [ ]  Actual/365 for the period from   	        to
  [ ]  Other (see attached)                       to

Redemption:
  [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction:

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                 ___________________________

                         J.P. Morgan Securities Inc.


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                       ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Plan of Distribution

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. ("JPMorgan") and Morgan Stanley & Co. Incorporated (the "Agreement"), JPMorgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.924% of their principal amount. JPMorgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by JPMorgan. JPMorgan will receive a discount or commission equal to the difference between the resale prices and the proceeds to TMCC.

            Under the terms and conditions of the Agreement, JPMorgan is committed to take and pay for all of the Notes offered hereby if any are taken.